EXHIBIT 10
                                LICENSE AGREEMENT

This License Agreement (this "Agreement") is made effective as of January 13, 2004 between Swing Plane Enterprises, LLC, of PO Box 4119, Pinehurst, NC 28374 and Expert Systems, Inc., of 6900 E. Princess Dr., Suite 2176, Phoenix, AZ 85054.

In the Agreement, the party who is granting the right to use the licensed property will be referred to as "SPE", and the party who is receiving the right to use the licensed property will be referred to as "ESI".

The parties agree as follows:

1. GRANT OF LICENSE. SPE owns The Plane Stick Training System ("Plane Stick"). In accordance with this Agreement, SPE grants ESI a non-exclusive license to sell the Plane Stick. SPE retains title and ownership of the Plane Stick. This grant of license only applies to the following described geographical area: North America.

2. PAYMENT OF ROYALTY. ESI will pay to SPE a royalty, which shall be calculated as follows: $47.00 per unit plus shipping charges (at cost), with 50% to be paid upon signing and 50 % due upon shipping.

3.   MODIFICATIONS. ESI may not modify or change the Plane Stick in any manner.

4. DEFAULTS. If ESI fails to abide by the obligations of this Agreement, including the obligation to make a royalty payment when due, SPE shall have the option to cancel this Agreement by providing 60 days written notice to ESI. ESI shall have the option of preventing the termination of this Agreement by taking corrective action that cures the default, if such corrective action is taken prior to the end of the time period stated in the previous sentence, and is there are no other defaults during such time period.

5. ARBITRATION. All disputes under this Agreement that cannot be resolved by the parties shall be submitted to arbitration under the rules and regulations of the American Arbitration Association. Either party may invoke this paragraph after providing 30 days written notice to the other party. All costs of arbitration shall be divided equally between the parties. Any award may be enforced by a court of law.

6. TRANSFER OF RIGHTS. This Agreement shall be binding on any successors of the parties. Neither party shall have the right to assign its interests in this Agreement to any other party, unless prior written consent of the other party is obtained.

7. TERMINATION. This Agreement may be terminated by either party by providing 60 days written notice to the other party. This Agreement shall terminate automatically on January 01, 2007.

8. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

9. AMENDMENT. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.



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Exhibit 10
License Agreement - continued.

10. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

11. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

12. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Arizona.

Licensor:
Swing Plane Enterprises, LLC

By: /s/ Matt Malloy
----------------------
        Matt Malloy
        President-CEO


Licensee:
Expert Systems, Inc.

By: /s/ Brandon Winton
------------------------
        Brandon Winton
        President


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